EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they appear in the Current Report on Form 8-K of PEDEVCO Corp. (the “Company”) dated on or about February 4, 2025 (the “Current Report”), and to the inclusion and use in the Current Report of our report dated January 17, 2025, entitled “PEDEVCO Corp. Interests – Various Oil and Gas Properties in CO, NM and WY – Total Proved Reserves as of December 31, 2024” (the “Report”), and the information from our Report contained in the Current Report, the incorporation by reference of the Report in the Current Report, and the filing of the Report as Exhibit 99.2 to the Current Report. We also consent to the incorporation by reference in the (a) Registration Statement of the Company on Form S-8 (File No. 333-227566), (b) Registration Statement of the Company on Form S-8 (as amended)(File No. 333-192002), (c) Registration Statement of the Company on Form S-8 (File No. 333-201098), (d) Registration Statement of the Company on Form S-8 (File No. 333-207529), (e) Registration Statement of the Company on Form S-8 (File No. 333-215349), (f) Registration Statement of the Company on Form S-8 (File No. 333-222335), (g) Registration Statement of the Company on Form S-8 (File No. 333-233525), (h) Registration Statement of the Company on Form S-8 (File No. 333-259248), (i) Registration Statement of the Company on Form S-8 (File No. 333-282037, and (h) Registration Statement of the Company on Form S-3 (File No. 333-282046), of the Report and all references to our firm and the information from our Report.

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693

By:
Name: W. Todd Brooker, P.E.
Title: President

Austin, Texas

February 4, 2025